Letter Subcontract SMD-002-021 - Wireless Future

                               LETTER SUBCONTRACT
                                   SMD-002-021

     Re: THE COSMIC HOT INTERSTELLAR PLASMA SPECTROMETER SATELLITE (CHIPSAT)

         Attn:    Theo S. Maxey
         Wireless Future Inc.
         14950 La Manda Drive
         Poway, CA 92064
         Voice: (858) 679-8069
         Fax: (858) 679-4991

This letter subcontract is entered into this 23rd day of March, 2000 by and between Space Missions Division of SpaceDev Corporation ("SpaceDev", or the "Buyer") and Wireless Future, Inc. ("Wireless Future, Inc.", "Subcontractor", or the "Seller"). The terms of this Letter subcontract are as follows:

The Buyer and the Seller desire to enter into a Firm Fixed Price type subcontract for the Development and Delivery of the MST-21 RF STDN TRANSPONDER. Due to customer program funding and in order to preserve the program schedule, it is imperative that the Seller initiates efforts on this subcontract at the earliest possible date. The parties desire to enter into this Letter Subcontract for the purpose of commencing work while concluding negotiations on the definitive subcontract.

SECTION 1- STATEMENT OF WORK
----------------------------
The SUBCONTRACTOR is to commence performance of the Statement of Work as provided in Appendix B in accordance with the Appendix C schedule attached hereto.

SECTION 2- NEGOTIATIONS
-----------------------
Wireless Future, Inc. and SpaceDev agree to promptly enter into good faith negotiations to execute a definitive development subcontract, which will be mutually acceptable to the parties. Seller agrees to submit cost or pricing data, and or a Certificate of Current Cost or Pricing Data, if required by government regulations, effective as of the date the agreement is reached on the final price for the definitive subcontract. Additionally, Wireless Future, Inc. agrees to submit a set of Representations and Certifications if required by our customer, the University of California, Berkeley.

SECTION 3- OBLIGATION OF FUNDS, PAYMENT
---------------------------------------
SpaceDev's obligation, with respect to this Letter Subcontract, shall not exceed the amount of $36,000 U.S. Dollars. In no event shall the Seller's total incurred costs and obligations hereunder exceed this specified amount. Interim funding may be increased at any time during the term of this Letter Subcontract or any extension thereto at SpaceDev's prerogative.

In the event of expiration of this Letter subcontract for failure to agree upon the terms of and to execute a definitive contract within the time specified or any extensions thereof, SpaceDev's liability shall be limited to such costs incurred by Wireless Future, Inc. prior to such expiration as are determined to be allowable in accordance with Subpart 31.2 of the Federal Acquisition Regulations. No profit or termination costs will be paid to the Wireless Future, Inc.

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SECTION 4- PAYMENT SCHEDULE
---------------------------
Wireless Future, Inc. will invoice a first milestone ("Kick-Off") payment upon signature of this letter contract by both parties. Wireless Future, Inc. will invoice a final milestone after successfully completing the Subcontractor PDR.

Milestone Payments will be as follows:

         1.  Kick-Off:                       $15,000
         2.  Subcontractor PDR:              $21,000

(All funds are in US Dollars)

Wireless Future, Inc. shall be paid Net 45 from date of receipt of invoice for milestones (2) and upon receipt of the milestone (1). Upon issuance of the definitive subcontract, all progress payments will revert to the agreed-upon payment terms in the definitized subcontract, and the Seller shall be reimbursed for the difference between this value and any prior payments. All work performed by the subcontractor will be suspended in the event that an invoice is not settled in a timely fashion. In this event, the contractor will be notified in writing and if mutually agreed settlement arrangements are not reached within one week, all tasks will then be suspended.

Acceptance of services and materials will be by SpaceDev's Jan King. Wireless Future, Inc.'s contact for technical and contractual matters will be Theo S. Maxey.

SECTION 5- DEFINITIZATION
-------------------------
The schedule for definitizing this Letter Subcontract is 48 hours from receipt by Wireless Future, Inc. The schedule for definitizing this Subcontract is 30 days from acceptance of Letter Contract. The date for definitizing this Subcontract may only be amended by mutual written consent of both parties.

SECTION 6- TERM
---------------
This Letter subcontract shall be effective as of the date specified in the opening paragraph above and shall remain in effect for a period of 120 days unless extended by mutual agreement.

We look forward to working with you and expect that the professional interchange between our companies will only enhance the CHIPSAT mission success.


Acceptance for SpaceDev                 /S/ Stan Dubyn             23 March 2000
                                        ---------------------------
                                        Stan Dubyn
                                        President & COO


Acceptance for Wireless Future, Inc.    /S/ Theo S. Maxey          23 March 2000
                                        ---------------------------
                                        Theo S. Maxey
                                        President

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                APPENDIX B TO LETTER SUBCONTRACT NO. SMD-002-021
                                STATEMENT OF WORK
                              WIRELESS FUTURE, INC.


The following Tasks will be performed by Wireless Future, Inc. during the first phase of this Program:

TASK 1.0
--------
Wireless Future, Inc. shall perform within the scope of his proposal dated January, 2000, and follow-up discussions held at SpaceDev on the 22nd of March, 2000. The following tasks identify the work that will be accomplished for the next 30 days:

   1.    Parts procurement and kitting
   2.    Modulator design
   3.    SSPA design
   4.    PLL design
   5.    Commence Mechanical design
   6.    General project management
   7.    Sub-carrier demod design
   8.    Draft charts and support CHIPSat Confirmation Review (May 3-4, 2000)

DELIVERABLES:
-------------
   1.    Subcontractor Preliminary Design Review (PDR)
   2.    Updated Development Schedule


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                APPENDIX C TO LETTER SUBCONTRACT NO. SMD-002-021
                                    SCHEDULE
                              WIRELESS FUTURE, INC.

The contractor will perform the Statement of Work in accordance with the following schedule:

TASK 1.0-         DELIVERY SCHEDULE

A brief project kickoff meeting at SpaceDev's Poway, California facility shall be held simultaneous with signature of this contract by both parties. SpaceDev and Wireless Future, Inc. previously agreed to design changes to the January proposal will be presented by Wireless Future, Inc. Details of the definitive subcontract will also be discussed. This will be the official Authority to Proceed (ATP).

Interim reports of progress shall be made via email on a weekly basis beginning on the 30th of March, 2000. Periodic teleconferences shall also occur as necessary per SpaceDev or Wireless Future's request.

The deliverable for Task 1.0 will occur at SpaceDev no later than four weeks from ATP.


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                APPENDIX D TO LETTER SUBCONTRACT NO. SMD-002-021
                                    SCHEDULE
                              WIRELESS FUTURE, INC.

This section is to confirm mutually agreed terms for the definitized contract:

         1) Contract price of $210,000 in adjunct with 30,000 stock options at a contract price of $1.06/contract share for the baseline design of 23 March 2000 with the following inclusions:
                a) Passive parts will be upgraded to MIL-STD parts
                b) Ranging circuitry shall be designed in but not implemented for CHIPSAT c) Discrete subcarrier demod will be implemented instead of DSP d) Programmable power levels from 0.5 W to 5.0 W (intermediate levels are TBD)
         2) 1/2 options vesting upon successful completion of SpaceDev Design Verification Review (DVR) and 1/2 options vesting at spacecraft commissioning plus 30 days. In the event that spacecraft commissioning does not occur due to a launch/spacecraft failure (other than a MST-21 RF STDN Transponder failure), the second 1/2 options will vest immediately upon full confirmation of that failure.
         3) SpaceDev and Wireless Future share the design of the MST-21. SpaceDev is given the design documentation and changes (as they occur) for a period of 3 years. ONLY Wireless Future can build the MST-21s for a period of 3 years at a CAPPED cost of $210K. Any SpaceDev-requested changes to the MST-21 design can incur a cost beyond the $210K cap. Other factors may also dictate an increase in the cap price; however, ANY increase in the cap price is with the mutual concurrence of SpaceDev and Wireless Future.
         4) Also for the period of the next 3 years following date of agreement:
Wireless Future will pay a royalty (percentage TBD) to SpaceDev upon SpaceDev selling a MST-21 to another customer. SpaceDev has full veto authority on Wireless Future's customers. Wireless Future will place a SpaceDev logo on all MST-21 units.
         5) Both parties will re-negotiate the terms and conditions at the end of the three years. If terms and conditions cannot be renegotiated at the end of the three years, SpaceDev reserves the right to have the design built in-house or through another vendor. SpaceDev also reserves the right to have the design built in-house or through another vendor if Wireless Future fails to meet the terms and conditions of building the MST-21 for SpaceDev under this initial contract.

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